UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 25, 2015

ASCENT CAPITAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34176	26-2735737
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

5251 DTC Parkway, Suite 1000
Greenwood Village, Colorado 80111
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 628-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer of Monitronics International, Inc.
On August 25, 2015, Jeffery R. Gardner, age 55, was appointed to serve as an Executive Vice President of Ascent Capital Group, Inc. (the “Company”) and to succeed Michael R. Haislip as President and Chief Executive Officer of Monitronics International, Inc., a wholly-owned operating subsidiary of the Company (“Monitronics”), effective September 10, 2015.
Mr. Gardner is the Principal of Gardner Capital Management, which he founded in February 2015. He was a Senior Advisor to the President and Chief Executive Officer of Windstream Holdings, Inc. (“Holdings”) and Windstream Corporation (together with Holdings, “Windstream”) from December 2014 through February 2015. Prior to that, Mr. Gardner had served as President and Chief Executive Officer of Windstream since December 2005. He was also a director of Windstream from 2006 through February 2015. He previously served as Executive Vice President and Chief Financial Officer of Alltel Corporation where he oversaw its financial operations and spent his early career at 360 Communications, holding various executive positions in that company. Mr. Gardner currently serves on the Board of Directors for CalAmp Corporation and the Qorvo Corporation, where he is also Chairman of the audit committee. From 2012 to 2013, he served as Chairman of the United States Telecom Association.
In connection with Mr. Gardner joining our Company, the Compensation Committee (the “Committee”) of the board of directors of the Company approved Mr. Gardner’s compensation, which is memorialized in an employment agreement (the “Gardner Agreement”) between the Company and Mr. Gardner. The terms of the Gardner Agreement are described below.
Term. The Gardner Agreement has a five-year term beginning on September 10, 2015 and ending on September 9, 2020.
Base salary. Mr. Gardner’s initial annual base salary will be $525,000, subject to annual review beginning in September 2016.
Bonus. Commencing with the 2015 fiscal year, Mr. Gardner will be eligible for an annual bonus ranging from 75% to 175% of base salary subject to achievement of qualitative and quantitative performance criteria to be determined by the Committee. Mr. Gardner will receive a pro-rated bonus for 2015 based on an imputed bonus award of 100% of base salary. Any bonus amount payable to Mr. Gardner will be payable in cash or shares of the Company’s Series A Common Stock (the “ASCMA Stock”).
Initial restricted stock award. Mr. Gardner received an initial $2 million grant of restricted shares of ASCMA Stock that will vest in full on September 9, 2017 under the Ascent Capital Group, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”).
Annual performance-based restricted stock unit awards. Unless the Committee determines to grant restricted shares of ASCMA Stock, commencing with the 2016 fiscal year, Mr. Gardner will be eligible to receive an annual $1.5 million grant of performance-based restricted stock units (the “PRSUs”) under the 2015 Plan. One-third of the annual PRSU award, or $500 thousand, may be earned based on satisfaction, as determined by the Committee, of certain quantitative performance criteria for a 36-month performance period, and if earned, such PRSUs will vest immediately. Two-thirds of the annual PRSU award, or $1 million, may be earned based on satisfaction, as determined by the Committee, of certain quantitative performance criteria for a 12-month performance period, and if earned, such earned PRSUs will vest on a quarterly basis during the two year period beginning on January 1 of the year following the expiration of the respective performance period.
Severance. Upon a termination without cause prior to a change in control (as defined in the Gardner Agreement), the Gardner Agreement provides for Mr. Gardner to receive severance in an amount equal to two times his annual base salary. Upon a termination without cause concurrently with or following a change in control, the Gardner Agreement provides for Mr. Gardner to receive severance equal to four times his annual base salary.

Amendment to Employment Agreement of Michael R. Haislip
On August 25, 2015, the Company and Mr. Haislip entered into an Amendment to Employment Agreement (the “Amendment”) to amend the Employment Agreement dated September 30, 2011 between the Company and Mr. Haislip (the “2011 Agreement”). The Amendment sets forth the amended terms and conditions of Mr. Haislip’s employment solely as a senior executive advisor to the Company, effective September 10, 2015. The terms of the Amendment are described below. The others terms and conditions of the 2011 Agreement remain in full force and effect.
The term of Mr. Haislip’s employment under the Amendment will commence on September 10, 2015 and expire on March 31, 2017 (the “Extended Term”), and his annual base salary will be reduced to $361,680 per year. In consideration for his services during the Extended Term, the Amendment also provides for a grant of 5,000 restricted shares of ASCMA Stock under the 2015 Plan that will vest in 20%, 30% and 50% tranches on each of June 14, 2016, December 31, 2016 and March 31, 2017, respectively. Mr. Haislip will not be eligible for a bonus for 2015 or any other year during the Extended Term. If Mr. Haislip experiences a qualifying termination or he terminates his employment for good reason, the Company will pay him the balance of any base salary payments he would have received for the remainder of the Extended Term and no other severance benefits.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Ascent Capital Group, Inc. on August 25, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2015

ASCENT CAPITAL GROUP, INC.

By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Ascent Capital Group, Inc. on August 25, 2015

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